Exhibit 10.6

[Execution]

AMENDMENT NO. 5 TO

LOAN AND SECURITY AGREEMENT

AMENDMENT NO. 5 TO LOAN AND SECURITY AGREEMENT, dated as of April 5, 2007, by and among Spartan Stores, Inc., a Michigan corporation (“Lead Borrower”), Spartan Stores Distribution, LLC, a Michigan limited liability company (“Stores Distribution”), UWG Company, formerly known as United Wholesale Grocery Company, a Michigan corporation (“United”), Market Development Corporation, a Michigan corporation (“MDC”), Spartan Stores Associates, LLC, a Michigan limited liability company (“Associates”), Family Fare, LLC, a Michigan limited liability company (“Family Fare”), MSFC, LLC, a Michigan limited liability company (“MSFC”), Seaway Food Town, Inc., a Michigan corporation (“Seaway”), The Pharm of Michigan, Inc., a Michigan corporation(“Pharm”), Valley Farm Distributing Co., an Ohio corporation (“Valley Farm”), Gruber’s Food Town, Inc., a Michigan corporation (“Gruber Food Town”), Gruber’s Real Estate, LLC, a Michigan limited liability company (“Gruber RE”), Prevo’s Family Markets, Inc., a Michigan corporation (“Prevo”), Custer Pharmacy, Inc., a Michigan corporation (“Custer”), Buckeye Real Estate Management Co., an Ohio corporation (“Buckeye”), Spartan Stores Fuel, LLC, a Michigan limited liability company (“Spartan Fuel”, and together with Lead Borrower, Stores Distribution, United, MDC, Associates, Family Fare, MSFC, Seaway, Pharm, Valley Farm, Gruber Food Town, Gruber RE, Prevo, Custer and Buckeye, each individually a “Borrower” and collectively, “Borrowers”), Spartan Stores Holding, Inc., a Michigan corporation (“Holding”), SI Insurance Agency, Inc., a Michigan corporation (“SI”), JFW Distributing Company, a Michigan corporation (“JFW”), LLJ Distributing Company, a Michigan corporation (“LLJ”, and together with Holding, SI and JFW, each individually a “Guarantor” and collectively, “Guarantors”), the parties to the Loan Agreement (as hereinafter defined) from time to time as lenders (each individually, a “Lender” and collectively, “Lenders”) and Wachovia Capital Finance Corporation (Central), formerly known as Congress Financial Corporation (Central), an Illinois corporation, in its capacity as agent for Lenders (in such capacity, “Agent”).

W I T N E S S E T H :

WHEREAS, Borrowers and Guarantors have entered into financing arrangements with Agent and Lenders pursuant to which Lenders (or Agent on behalf of Lenders) have made and may make loans and advances and provide other financial accommodations to Borrowers as set forth in the Loan and Security Agreement, dated December 23, 2003, by and among Borrowers, Guarantors, Agent and Lenders, as amended and supplemented by Amendment No. 1 to Loan and Security Agreement, dated as of July 29, 2004, and Amendment No. 2 to Loan and Security Agreement, dated as of December 22, 2004, Amendment No. 3 to Loan and Security Agreement, dated as of December 9, 2005 and Amendment No. 4 to Loan and Security Agreement, dated as of March 17, 2006 (as the same now exists and is amended and supplemented pursuant hereto and may hereafter be further amended, modified, supplemented, extended, renewed, restated or replaced, the “Loan Agreement”) and the other Financing Agreements (as defined therein); and

WHEREAS, Lead Borrower has requested Agent and Lenders agree to certain amendments to the Loan Agreement, and Agent and Lenders are willing to agree to such amendments, subject to the terms and conditions herein; and

WHEREAS, by this Amendment No. 5, Borrowers, Guarantors, Agent and Lenders desire and intend to evidence such amendments;

NOW THEREFORE, in consideration of the foregoing, the mutual agreements and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Definitions.

1.1 Additional Definitions.

(a) As used herein, the following terms shall have the meanings given to them below, and the Loan Agreement and the other Financing Agreements are hereby amended to include, in addition and not in limitation, the following definitions:

(i) “Amendment No. 5” shall mean this Amendment No. 5 to Loan and Security Agreement by and among Borrowers, Guarantors, Agent and Lenders, as it now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

(ii) “Amendment No. 5 Effective Date” shall mean the first date on which all of the conditions precedent to the effectiveness of Amendment No. 5 shall have been satisfied or waived in writing.

(iii) “Fixed Charge Coverage Ratio” shall mean, as to any Person, with respect to any period, the ratio of (a) the amount equal to EBITDA of such Person for such period to (b) the Fixed Charges of such Person for such period.

(iv) “Fixed Charges” shall mean, as to any Person, with respect to any period, the sum of, without duplication, (a) all Interest Expense during such period, plus (b) all Capital Expenditures during such period, plus (c) all regularly scheduled (as determined at the beginning of the respective period) principal payments in respect of Indebtedness for borrowed money (excluding payments in respect of Revolving Loans which do not result in a reduction of the Maximum Credit, but including principal payments in respect of the Term B-1 Loans) and Indebtedness with respect to Capital Leases (and without duplicating items (a) and (c) of this definition, the interest component with respect to Indebtedness under Capital Leases) during such period, plus (d) taxes paid during such period in cash, plus (e) the amount of reductions in the Fixed Asset Availability (without duplication in respect of any payments made as a result of such reduction) during such period.

(b) As used herein, the following terms shall have the meanings given to them below, and as of the Term B-1 Loan Funding Date, the Loan Agreement and the other Financing Agreements shall be amended to include, in addition and not in limitation, the following definitions:

(i) “Enforcement Action” shall mean the exercise by Agent (or its assignee or designee) of any of its material enforcement rights and remedies as a secured creditor hereunder or under the other Financing Agreements, applicable law or otherwise, in respect of any of the Collateral, at any time following the occurrence of an Event of Default (including, without limitation, the demand for the immediate payment of all or any portion of the Obligations, the solicitation of bids from third parties to conduct the liquidation or collection of any of the Collateral, the engagement or retention of sales brokers, marketing agents, investment bankers, accountants, appraisers, auctioneers or other third parties for the purposes of valuing, marketing, promoting and selling any of the Collateral, making a motion seeking to lift the automatic stay in any bankruptcy or insolvency proceeding, or opposing the sale of assets constituting Collateral in any bankruptcy or insolvency proceeding, the commencement of any action to foreclose on the security interests or liens of Agent in all or any material portion of the Collateral or commencement of any legal proceedings or actions against Borrowers or with respect to all or any portion of the Collateral).

(ii) “Priority Event” shall mean the occurrence of any one or more of the following: (A) the occurrence and continuance of an Event of Default under Section 10.1(a)(i) of the Loan Agreement with respect to any Borrower’s failure to pay when due any of the Obligations arising pursuant to the Revolving Loans (including principal, interest, fees and expenses attributable thereto); (B) the occurrence and continuance of an Event of Default under Sections 10.1(e), 10.1(f) or 10.1(g) of the Loan Agreement; or (C) the occurrence of any other Event of Default and the acceleration of the payment of all or a material portion of the Obligations.

(iii) “Required Term B-1 Loan Lenders” shall mean, at any time, those Term B-1 Loan Lenders whose Pro Rata Shares aggregate fifty-one (51%) percent or more of the aggregate of the Term B-1 Loan Commitments of all Term B-1 Loan Lenders.

(iv) “Revolving Loan Commitment” shall mean, at any time, as to each Revolving Loan Lender, the principal amount set forth on Exhibit A to this Amendment No. 5 for such Lender or on Schedule 1 to the Assignment and Acceptance Agreement pursuant to which any person becomes a Revolving Loan Lender after the Amendment No. 5 Effective Date in accordance with the provisions of Section 13.7 of the Loan Agreement, as the same may be adjusted from time to time in accordance with the terms hereof; sometimes being collectively referred to herein as “Revolving Loan Commitments”; provided, that, effective on the first day of each calendar month commencing with the first day of the month immediately following the Term B-1 Loan Funding Date, the Revolving Loan Commitment of each Revolving Loan Lender which also has a Term B-1 Loan Commitment shall be increased based on its Pro Rata Share so that the aggregate amount of the Revolving Loan Commitments equal the amount of the Revolving Loan Limit as so increased as of such day.

(v) “Revolving Loan Lender” shall mean a Lender with a Revolving Loan Commitment; sometimes being referred to herein collectively as “Revolving Loan Lenders”.

(vi) “Revolving Loan Limit” shall mean, at any time, the amount equal to the Maximum Credit minus the then outstanding Total Term B-1 Loan Commitments.

(vii) “Revolving Loans” shall mean the loans now or hereafter made by or on behalf of any Revolving Loan Lender or by Agent or the account of any Revolving Loan Lender on a revolving basis pursuant to the Credit Facility (involving advances, repayment and readvances) as set forth in Section 2.1 of the Loan Agreement.

(viii) “Term B-1 Loans” shall mean the term loans made by or on behalf of any Term B-1 Loan Lender or by Agent for the account of any Term B-1 Loan Lender as set forth in Section 2.1 of this Amendment No. 5.

(ix) “Term B-1 Loan Action Default” shall mean an Event of Default under Sections 10.1(a)(i), 10.1(d), 10.1(e), 10.1(f), 10.1(i), 10.1(l) or 10.1(m), or 10.1(a)(ii) and 10.1(a)(iii) of the Loan Agreement (to the extent arising as a result of the failure to comply with Sections 9.7, 9.8, 9.9, 9.10, 9.11, 9.12, 9.17 or 9.18 of the Loan Agreement), in each case after giving effect to all applicable cure periods, if any.

(x) “Term B-1 Loan Commitment” shall mean, at any time, as to each Term B-1 Loan Lender, the principal amount set forth on Exhibit B to this Amendment No. 5 for such Lender or on Schedule 1 to the Assignment and Acceptance Agreement pursuant to which any Lender becomes a Term B-1 Loan Lender (or increases its Term B-1 Loan Commitment) after the Amendment No. 5 Effective Date in accordance with the provisions of Section 13.7 of the Loan Agreement, as the same may be adjusted from time to time in accordance with the terms hereof; sometimes being collectively referred to herein as “Term B-1 Loan Commitments”; provided, that, effective on the first day of each calendar month commencing with the first day of the month immediately following the Term B-1 Loan Funding Date, the Term B-1 Loan Commitment of each Term B-1 Loan Lender shall be decreased by the principal payments made in respect of the Term B-1 Loans in accordance with Section 2.1(b) of this Amendment No. 5 based on its Pro Rata Share so that the aggregate amount of the Term B-1 Loan Commitments equal the principal amount of the Term B-1 Loans then outstanding.

(xi) “Term B-1 Loan Funding Date” shall mean the date on which the Term B-1 Loan Lenders make the Term B-1 Loans to Borrowers.

(xii) “Term B-1 Loan Interest Rate” shall mean a rate equal to two and one-half (2.50%) percent per annum in excess of the Adjusted Eurodollar Rate (as such rate is determined from time to time in accordance with the Loan Agreement), provided, that, the Term B-1 Loan Interest Rate shall be four and one-half (4.50%) percent per annum in excess of the Adjusted Eurodollar Rate, at the option of the Required Term B-1 Loan Lenders, after notice to Agent, for the period from and after the date of the occurrence of any Event of Default, and for so long as such Event of Default is continuing as determined by Agent, notwithstanding anything to the contrary contained herein, if any of the conditions described in Sections 3.3(b)(i), 3.3(b)(ii) or 3.3(b)(iii) of the Loan Agreement exist with respect to Eurodollar Rate Loans, or if the adoption of or any change in any law, treaty, rule or regulation or final, non-appealable determination of an arbitrator or a court or other Governmental Authority or in the interpretation or application thereof, in each case, occurring after the Amendment No. 5 Effective Date shall make it unlawful for a Term B-1 Loan Lender to make or maintain loans based on the Adjusted Eurodollar Rate, then such Term B-1 Loan Lender may, at its option, after notice to Agent, convert the interest rate on the Term B-1 Loan owing to it to one (1%) percent per annum in excess of the Prime Rate (or at the option of such Term B-1 Loan Lender, after notice to Agent, for the period from and after the date of the occurrence of any Event of Default, and for so long as such Event of Default is continuing as determined by Agent, to three (3%) percent per annum in excess of the Prime Rate), and if at any time Agent does not receive a request from Lead Borrower for the Term B-1 Loans to continue as Eurodollar Rate Loans for an additional Interest Period in accordance with Section 3.1(b) of the Loan Agreement, such request shall be deemed made for an Interest Period of one (1) month duration.

(xiii) “Term B-1 Loan Lender” shall mean a Lender with a Term B-1 Loan Commitment; sometimes being referred to herein collectively as “Term B-1 Loan Lenders”.

(xiv) “Total Term B-1 Loan Commitments” shall mean, at any time, the aggregate amount of the Term B-1 Loan Commitments, not to exceed the amount of $25,000,000.

1.2 Amendment to Definitions.

(a) Each of the defined terms in the Loan Agreement or any of the other Financing Agreements set forth below shall be deemed to be amended and restated in their entirety to have the meaning as to such term set forth below:

(i) “Applicable Margin” means, at any time, as to the interest rate for Prime Rate Loans and the interest rate for Eurodollar Rate Loans the applicable percentage (on a per annum basis) set forth below if the Monthly Average Excess Availability for the immediately preceding calendar month is at or within the amounts indicated for such percentage:

Tier	Monthly Average Excess Availability	Applicable Prime Rate Margin	Applicable Eurodollar Rate Margin
1	$50,000,000 or more	0%	1 1/4%
2	Greater than or equal to $30,000,000 and less than $50,000,000	0%	1 1/2%
3	Greater than or equal to $15,000,000 and less than $30,000,000	1/4%	1 3/4%
4	Less than $15,000,000	1/2%	2%

provided, that, the Applicable Margin shall be calculated and established once each calendar month based on the Monthly Average Excess Availability for the immediately preceding calendar month and shall remain in effect until adjusted thereafter as of the first day of the next month. In the event that at any time after the end of a calendar month the Monthly Average Excess Availability for such calendar month used for the determination of the Applicable Margin was greater than the actual amount of the Monthly Average Excess Availability for such calendar month, the Applicable Margin for such prior calendar month shall be adjusted to the applicable percentage based on such actual Monthly Average Excess Availability and any additional interest for the applicable period as a result of such recalculation shall be promptly paid to Agent.

(ii) “Commitment” shall mean, at any time, as to each Lender, the principal amount set forth on Exhibit C to this Amendment No. 5 for each Lender or on Schedule 1 to the Assignment and Acceptance Agreement pursuant to which any person that becomes a Lender hereunder after the date hereof in accordance with the provisions of Section 13.7 of the Loan Agreement, as the same may be adjusted from time to time in accordance with the terms hereof; sometimes being collectively referred to herein as “Commitments”.

(iii) “Excess Availability” shall mean the amount, as determined by Agent, calculated at any date, equal to:

(A) the lesser of: the Borrowing Base and the Maximum Credit (in each case under (1) or (2) after giving effect to any Reserves other than any Reserves in respect of Letter of Credit Accommodations), minus

(B) the sum of: the amount of all then outstanding and unpaid Obligations of such Borrower (but not including for this purpose Obligations of such Borrower arising pursuant to any guarantees in favor of Agent and Lenders of the Obligations of the other Borrowers or on and after the Term B-1 Loan Funding Date, the then outstanding aggregate principal amount of the Term B-1 Loans or any outstanding Letter of Credit Accommodations), plus the amount of all Reserves then established in respect of Letter of Credit Accommodations, plus the aggregate amount of all then outstanding and unpaid trade payables and other obligations of such Borrower which are outstanding more than thirty (30) days past due as of such time (other than trade payables or other obligations being contested or disputed by such Borrower in good faith), plus without duplication, the amount of checks issued by such Borrower to pay trade payables and other obligations which are more than thirty (30) days past due as of such time (other than trade payables or other obligations being contested or disputed by such Borrower in good faith), but not yet sent.

(iv) “Fixed Asset Availability” shall mean the amount equal to the lesser of: (A) the Fixed Asset Availability Limit; or (B) the sum of: seventy (70%) percent of the fair market value of Eligible Real Property as set forth in the most recent acceptable appraisal (or acceptable updates of existing appraisals) of such Real Property received by Agent in accordance with Section 7.4 hereof, plus eighty-five (85%) percent of the forced liquidation value of the Eligible Equipment as set forth in the most recent acceptable appraisal (or acceptable updates of existing appraisals) of such Equipment received by Agent in accordance with Section 7.4 hereof, net of estimated liquidation expenses, costs and commissions; provided, that, commencing on May 1, 2007, the Fixed Asset Availability shall be reduced as of the first day of each month, commencing on May 1, 2007, by an amount equal to the Fixed Asset Availability Limit divided by one hundred and eighty (180).

(v) “Maximum Credit” shall mean the amount of $225,000,000; provided, that, at the request of Borrowers, Maximum Credit shall be increased to an amount not to exceed $275,000,000 upon the satisfaction of each of the following conditions as determined by Agent: (a) such financial institutions as are necessary to fund such increased Commitment (which financial institutions shall be satisfactory to Agent in its sole good faith discretion) have become Lenders in accordance with Section 13.7 hereof and Borrowers have paid such additional Lenders all closing and other fees associated therewith and (b) at the time of such request or increase, no Default or Event of Default shall exist or have occurred and be continuing.

(vi) “Prescription File Availability” shall mean the lesser of: eighty (80%) percent of the “net orderly liquidation value” of the Eligible Prescription Files based on the most recent acceptable appraisal thereof received by Agent using the average of the average recovery under each of the percent of script sales method, the dollars per average number of scripts filled per week method and the percent of past year script margin method (or such other methodology or methodologies as may be acceptable to Agent), net of estimated liquidation expenses, costs (such costs and expenses not to be duplicated with the liquidation expenses of the Inventory) and commissions, or $50,000,000.

(b) The definition of “EBITDA” is hereby amended by adding the words “or any replacement tax thereof” following the word “Treasury” in subsection (e) thereof.

(c) As of the Term B-1 Loan Funding Date, each of the defined terms in the Loan Agreement or any of the other Financing Agreements set forth below shall be deemed to be amended and restated in their entirety to have the meaning as to such term set forth below:

(i) “Lenders” shall mean, the financial institutions who are signatories to the Loan Agreement as Lenders and other persons made a party to the Loan Agreement as a Lender in accordance with Section 13.7 of the Loan Agreement, and their respective successors and assigns, including the Revolving Loan Lenders and the Term B-1 Loan Lenders, each sometimes being referred to individually as a “Lender”; except that for purposes of Sections 1.56, 1.74, 1.101, 2.1, 2.2, 3.1, 3.2, 3.3, 6.10, 12.8 and 13.1(c) of the Loan Agreement, all references to the term “Lenders” in such Sections shall be deemed and each such reference is hereby amended to mean the Revolving Loan Lenders only.

(ii) “Loans” shall mean the Revolving Loans and the Term B-1 Loans, sometimes referred to individually as a “Loan”, except that for purposes of Sections 1.29, 1.48, 1.74(c), 1.107, 1.118, 2.1(a), 3.1(a), 3.2, 6.3(b), 6.5, 6.6, 6.9, 6.10 and 12.8 of the Loan Agreement, all references to the term “Loans” in such Sections and each such reference is hereby amended to mean the Revolving Loans.

(iii) “Pro Rata Share” shall mean:

(A) with respect to a Revolving Loan Lender’s obligation to make Revolving Loans and to acquire interests in Letter of Credit Accommodations and receive payments of interest and principal with respect thereto and with respect to increases in the Revolving Loan Commitments as provided for herein, the fraction (expressed as a percentage) the numerator of which is such Revolving Loan Lender’s Revolving Loan Commitment and the

denominator of which is the aggregate amount of all of the Revolving Loan Commitments of Lenders, as adjusted from time to time in accordance with the provisions of Section 13.7 hereof; provided, that, if the Revolving Loan Commitments have been terminated, the numerator shall be the unpaid amount of such Revolving Loan Lender’s Revolving Loans and its interest in the Letter of Credit Accommodations and the denominator shall be the aggregate amount of all unpaid Revolving Loans and Letter of Credit Accommodations;

(B) with respect to a Term B-1 Loan Lender’s obligation to make Term B-1 Loans and receive payments of interest and principal with respect thereto and with respect to decreases in the Term B-1 Loan Commitments as provided for herein, the fraction (expressed as a percentage) the numerator of which is such Term B-1 Loan Lender’s Term B-1 Loan Commitment and the denominator of which is the aggregate amount of all of the Term B-1 Loan Commitments of Term B-1 Loan Lenders, as adjusted from time to time in accordance with the provisions of Section 13.7 hereof; and

(C) with respect to all other matters as to a particular Lender (including the indemnification obligations arising under Section 11.5 of the Loan Agreement and the voting rights set forth in Section 11.3 of the Loan Agreement), the fraction (expressed as a percentage) the numerator of which is the aggregate amount of all of such Lender’s Commitments and the denominator of which is the aggregate amount of all of the Commitments of all Lenders; provided, that, if the Revolving Loan Commitments have been terminated, the numerator shall be the unpaid amount of each Lender’s Loans (and in the case of Revolving Loan Lenders, its interest in the Letter of Credit Accommodations) and the denominator shall be the aggregate amount of all unpaid Revolving Loans, Letter of Credit Accommodations and Term B-1 Loans.

1.3 Interpretation. For purposes of this Amendment No. 5, unless otherwise defined herein, all capitalized terms used herein shall have the respective meanings assigned to such terms in the Loan Agreement.

2. Term B-1 Loans.

2.1 Making of Term B-1 Loans.

(a) Subject to and upon the terms and conditions contained herein and in the Loan Agreement, each Term B-1 Loan Lender severally (and not jointly) agrees to make its Pro Rata Share of Term B-1 Loans to Borrowers upon the one-time request of Lead Borrower in accordance with Section 2.1(c)(ii) hereof on any Business Day on or prior to October 1, 2007 (or such later date as all of the Term B-1 Loan Lenders, Agent and Lead Borrower may agree in writing), in the aggregate principal amount equal to the Total Term B-1 Loan Commitments. Each Term B-1 Loan made in accordance with Section 2 hereof is (a) to be repaid, together with interest and other amounts, in accordance with the Loan Agreement, Amendment No. 5 and the other Financing Agreements and (b) secured by the Collateral. All of the Term B-1 Loans shall be made on the same date pursuant to a one-time advance in accordance with the terms herein

(b) The principal amount of the Term B-1 Loans shall be repaid in seventy-two (72) consecutive monthly installments (or earlier as provided herein) payable on the first day of each month commencing with the first day of the month immediately following the Term B-1

Loan Funding Date; provided, that, the entire unpaid principal amount of the Term B-1 Loans and all accrued and unpaid interest thereon shall be due and payable upon the effective date of termination or non-renewal of the Financing Agreements. The amount of each such monthly installment shall be equal to the amount of the Total B-1 Term Loan Commitments divided by seventy-two (72). Principal of Term B-1 Loans may be prepaid by Borrowers without premium or penalty. Each such prepayment shall be accompanied by the payment of accrued interest to the date of such payment on the amount prepaid and shall be applied to the remaining installments of principal in the inverse order of maturity. Any repayments of Term B-1 Loans may not be reborrowed.

(c) In addition to the conditions precedent set forth in set forth in Section 4.2 of the Loan Agreement, each of the following is an additional condition precedent to the making of the Term B-1 Loans: the fair market value of the Inventory of Borrowers as of the Term B-1 Loan Funding Date shall be not less than $130,000,000, Agent shall have received not less than two (2) Business Days’ prior written notice of the request of Lead Borrower for the Term B-1 Loans, such notice shall be irrevocable and on and after giving effect to the making of the Term B-1 Loans, the principal amount of all outstanding Revolving Loans shall not exceed the Revolving Loan Limit.

2.2 Term B-1 Loan Interest.

(a) Subject to Section 6.4 of the Loan Agreement, Borrowers shall pay to Agent, for the benefit of the Term B-1 Loan Lenders, interest on the outstanding principal amount of the Term B-1 Loans at the Term B-1 Loan Interest Rate. All interest accruing with respect to the Term B-1 Loans hereunder from and after (i) the effective date of termination or non-renewal of the Loan Agreement or (ii) the date of the occurrence of an Event of Default and for so long as such Event of Default is continuing shall be payable on demand in accordance with Section 6.4 of the Loan Agreement.

(b) Lead Borrower may from time to time request that the Adjusted Eurodollar Rate for the Term B-1 Loans continue for an additional Interest Period in accordance with Section 3.1(b) of the Loan Agreement.

(c) All interest charges related to the Term B-1 Loans shall be (i) calculated based upon the applicable Term B-1 Loan Interest Rate, (ii) calculated on the basis of a three hundred sixty (360) day year and actual days elapsed and (iii) paid monthly in arrears to Agent on the first day of each calendar month, or at Agent’s option, charged to any Borrower’s account(s) maintained by Agent as of the first day of each calendar month subject to Section 6.4 of the Loan Agreement.

(d) In no event shall charges constituting interest payable by Borrowers to Agent, for the benefit of Term B-1 Loan Lenders, exceed the maximum amount or the rate permitted under any applicable law or regulation, and if any such part or provision of this Amendment No. 5 or any of the other Financing Agreements is in contravention of any such law or regulation, such part or provision shall be deemed amended to conform thereto.

2.3 Term B-1 Loan Fee. In addition to all other fees and charges payable by any Borrower or Guarantor to Agent and Lenders under the Loan Agreement, Amendment No. 5 or any of the other Financing Agreements, in consideration of the Term B-1 Loan arrangements set forth herein, Borrowers shall pay to Agent, for the account of Term B-1 Loan Lenders, or Agent, at its option, may charge the loan account of Borrowers maintained by Agent, a funding fee in the amount of $60,000, which fee will be fully earned and payable as of the Term B-1 Loan Funding Date and shall constitute part of the Obligations.

2.4 Amendment No. 3 Term B Loans. None of the Term B Loans referenced in Amendment No. 3 have been made and any provisions for the making of such Term B Loans set forth in Amendment No. 3 are of no force and effect.

3. Letter of Credit Accommodations. Section 2.2(b) of the Loan Agreement is hereby amended by deleting the table therein and replacing it with the following:

Tier	Monthly Average Excess Availability	Applicable Letter of Credit Fee Margin
1	$50,000,000 or more	1 1/4%
2	Greater than or equal to $30,000,000 and less than $50,000,000	1 1/2%
3	Greater than or equal to $15,000,000 and less than $30,000,000	1 3/4%
4	Less than $15,000,000	2%

4. Collection of Accounts. The second sentence of Section 6.3(b) of the Loan Agreement is hereby deleted in its entirety and the following substituted therefor:

“For the purposes of calculating interest on the Obligations, such payments or other funds received will be applied (conditional upon final collection) to the Obligations on the Business Day of receipt of immediately available funds by Agent in the Agent Payment Account provided such payments or other funds and notice thereof are received in accordance with Agent’s usual and customary practices as in effect from time to time and within sufficient time to credit the applicable loan account on such day, and if not, then on the next Business Day.”

5. Payments.

5.1 As of the Term B-1 Loan Funding Date, Section 6.4(a) of the Loan Agreement is hereby deleted in its entirety and the following substituted therefor:

(a) “(a) All Obligations shall be payable to the Agent Payment Account as provided in Section 6.3 or such other place as Agent may designate from time to time. Subject to the other terms and conditions contained herein, Agent shall apply payments received or collected from any Borrower or for the account of any Borrower (including the monetary proceeds of collections or of realization upon any Collateral) as follows:

(i) first, to the payment in full of any fees, indemnities or expense reimbursements then due to Agent and Lenders from Borrowers;

(ii) second, to the payment in full of interest then due in respect of any Loans (and including any Special Agent Advances);

(iii) third, to the payment or prepayment in full of principal in respect of Special Agent Advances;

(iv) fourth, to the payment or prepayment in full of principal in respect of the Revolving Loans or to pay or prepay Obligations arising under or pursuant to any Interest Rate Protection Agreement of any Borrower that has been approved in writing by Agent (up to the amount of any then effective Reserve established in respect of such Obligations) on a pro rata basis;

(v) fifth, to the payment in full of principal in respect of the Term B-1 Loans then due;

(vi) sixth, to the payment or prepayment in full of any other Obligations whether or not then due, in such order and manner as Agent reasonably determines or to be held as cash collateral in connection with any Letter of Credit Accommodations or other contingent Obligations (but not including for purposes of this clause “sixth” any Obligations arising under or pursuant to any Interest Rate Protection Agreement);

(vii) seventh, to the payment or prepayment in full of any Obligations arising under or pursuant to Interest Rate Protection Agreements that have been approved in writing by Agent (other than to the extent provided for above) and any Obligations then due to any Affiliate of Agent arising from or in connection with any Interest Rate Protection Agreement, as to all of such Obligations on a pro rata basis.

Provided, that, in each instance set forth above in Section 6.4(a) above so long as no Priority Event has occurred and is continuing, this Section 6.4(a) shall not be deemed to apply to any payment by a Borrower specified by such Borrower to be for the payment of specific Obligations then due and payable (or prepayable) under and in accordance with any provision of this Agreement.”

5.2 As of the Term B-1 Loan Funding Date, Section 6.4 is hereby amended by adding the following new subsections (c), (d) and (e):

“(c) Notwithstanding anything to the contrary contained in Section 6.4(a) above or otherwise herein, at any time on and after a Priority Event and for so long as the same is continuing, Agent shall apply payments received or collected from any Borrower or for the account of any Borrower (including the monetary proceeds of collections or of realization upon any Collateral) as follows:

(i) first, to the payment in full of any fees (other than the Early Termination Fee), indemnities or expense reimbursements then due to Agent and Lenders from Borrowers;

(ii) second, to the payment in full of interest then due in respect of any Revolving Loans (and including any Special Agent Advances);

(iii) third, to the payment or prepayment in full of principal in respect of Special Agent Advances;

(iv) fourth, to the payment or prepayment in full of principal in respect of the Revolving Loans or to the payment or prepayment in full of Obligations arising under or pursuant to any Interest Rate Protection Agreement of any Borrower that has been approved in writing by Agent (up to the amount of any then effective Reserve established in respect of such Obligations) on a pro rata basis;

(v) fifth, to be held as cash collateral in connection with any Letter of Credit Accommodations or other contingent Obligations (but not including for purposes of this clause “fifth” any Obligations arising under or pursuant to any Interest Rate Protection Agreement and as to Letter of Credit Accommodations only up to the amount provided for in Section 13.1(a) for such Obligations);

(vi) sixth, to the payment in full of interest then due in respect of Term B-1 Loans;

(vii) seventh, to the payment in full of principal in respect of the Term B-1 Loans then due;

(viii) eighth, to the payment or prepayment in full of any other Obligations whether or not then due (including the Early Termination Fee), in such order and manner as Agent reasonably determines;

(ix) ninth, to the payment or prepayment in full of any Obligations arising under or pursuant to Interest Rate Protection Agreements that have been approved in writing by Agent (other than to the extent provided for above) and any Obligations then due to any Affiliate of Agent arising from or in connection with any Interest Rate Protection Agreement, as to all of such Obligations on a pro rata basis.

(d) All references to “payment in full” or “payment or prepayment in full” in this Section 6.4 means all amounts owing in respect of the Obligations referred to, including any principal, interest, fees, costs, expenses and other amounts owed to Agent or any Lender which would accrue and become due but for the commencement of any case under the Bankruptcy Code or any similar statute, whether or not such amounts are allowed or allowable in whole or in part in such a case, but excluding (i) interest to the extent paid in excess of amounts based on the pre-default rates (but not any other interest) and (ii) fees paid in respect of the waiver of an Event of Default, in each case as to amounts under clause (i) and (ii) only to the extent that such amounts are disallowed in any case with respect to Borrowers under the Bankruptcy Code.

(e) Notwithstanding anything to the contrary contained in this Agreement, (i) unless so directed by Lead Borrower, or unless a Default or an Event of Default shall exist or have occurred and be continuing, Agent shall not apply any payments which it receives to any Eurodollar Rate Loans, except (A) on the expiration date of the Interest Period applicable to any such Eurodollar Rate Loans or (B) in the event that there are no outstanding Prime Rate Loans and (ii) to the extent any Borrower uses any proceeds of the Loans or Letter of Credit Accommodations to acquire rights in or the use of any Collateral or to repay any Indebtedness used to acquire rights in or the use of any Collateral, payments in respect of the Obligations shall be deemed applied first to the Obligations arising from Loans and Letter of Credit Accommodations that were not used for such purposes and second to the Obligations arising from Loans and Letter of Credit Accommodations the proceeds of which were used to acquire rights in or the use of any Collateral in the chronological order in which such Borrower acquired such rights in or the use of such Collateral.”

6. Sale of Assets.

6.1 Section 9.7(b)(viii)(A)(1) is hereby deleted in its entirety and the following substituted therefor: “Intentionally deleted”.

6.2 Section 9.7(b)(x) is hereby deleted in its entirety and the following substituted therefor: “Intentionally deleted”.

7. Dissolution. Section 9.7(c) of the Loan Agreement is hereby deleted in its entirety and the following substituted therefor:

“(c) wind up, liquidate or dissolve, except that United, Custer, Gruber Food Town, JFW, LLJ and any other Guarantor (other than Parent) may wind up, liquidate and dissolve, provided, that, each of the following conditions is satisfied, (i) the winding up, liquidation and dissolution of such Borrower or Guarantor (as the case may be) shall not violate any law or any order or decree of any court or other Governmental Authority in any material respect and shall not conflict with or result in the breach of, or constitute a default under, any indenture, mortgage, deed of trust, or any other agreement or instrument to which any Borrower or Guarantor is a party or may be bound, (ii) such winding up, liquidation or dissolution shall be done in accordance with the requirements of all applicable laws and regulations, (iii) effective upon such winding up, liquidation or dissolution, all of the assets and properties of such Borrower or Guarantor (as the case may be) shall be duly and validly transferred and assigned to any other Borrower, free and clear of any liens, restrictions or encumbrances other than the security interest and liens of Agent (and Agent shall have received such evidence thereof as Agent may require) and Agent shall have received such deeds, assignments or other agreements as Agent may request to evidence and confirm the transfer of such assets of such Borrower or Guarantor (as the case may be) to such other Borrower, (iv) Agent shall have received all documents and agreements that any Borrower or Guarantor has filed with any Governmental Authority or as are otherwise required to effectuate such winding up, liquidation or dissolution, (v) no Borrower or Guarantor shall assume any Indebtedness, obligations or liabilities as a result of such winding up, liquidation or dissolution, or otherwise become liable in respect of any obligations or liabilities of the entity that is winding up, liquidating or dissolving, unless such Indebtedness is otherwise expressly permitted hereunder, except that, upon the effectiveness of each such winding up, liquidation or dissolution of any of United, Custer or Gruber Food Town, each remaining Borrower hereby expressly (A) assumes and agrees to be directly and primarily liable in all respects for all Obligations of United, Custer or Gruber Food Town (as the case may be) under, contained in, or arising out of the Loan Agreement and the other Financing Agreements and (B) agrees to perform, comply with and be bound by all terms, conditions and covenants of the Loan Agreement and the other Financing Agreements applicable to all Borrowers and as applied to United, Custer or Gruber Food Town (as the case may be), (vi) Agent shall have received not less than ten (10) Business Days prior written notice of the intention of such Borrower or Guarantor (as the case may be) to wind up, liquidate or dissolve, (vii) in the case of the winding up, liquidation or dissolution of United, Custer or Gruber Food Town, after giving effect thereto, Excess Availability shall be not less than $20,000,000 and (viii) as of the date of such winding up, liquidation or dissolution and after giving effect thereto, no Default or Event of Default shall exist or have occurred; or”

8. Indebtedness. Section 9.9(b) of the Loan Agreement is hereby amended by (a) deleting the reference to “$10,000,000” contained therein and substituting “$50,000,000” therefor and (b) deleting the reference to “$25,000,000” contained therein and substituting “$150,000,000” therefor.

9. Loans, Investments, Etc. Section 9.10(h)(iii) of the Loan Agreement is hereby amended by (a) deleting the reference to “$5,000,000” contained therein and substituting “$15,000,000” therefor and (b) deleting the reference to “$20,000,000” contained therein and substituting “$50,000,000” therefor.

10. Transactions with Affiliates. Section 9.12 of the Loan Agreement is hereby amended by adding the following at the end of subsection (a) thereof:

“, provided further that, Parent may make charitable contributions to an Affiliate that is a foundation qualified under Section501(c)(3) of the Code so long as each of the following conditions is satisfied: (i) as of the date of any such charitable contribution and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing and (ii) the aggregate amount of all such charitable contributions made in any calendar year shall not exceed $2,500,000

11. Minimum EBITDA. Section 9.18 of the Loan Agreement is hereby deleted in its entirety and the following substituted therefore: “Intentionally deleted”.

12. Cost and Expenses. Section 9.24 of the Loan Agreement is hereby amended by adding the following at the end of subsection (f) thereof:

“provided, that, so long as at the time such field examination is conducted (i) no Default or Event of Default shall exist or have occurred and be continuing and (ii) Excess Availability is equal to or greater than $40,000,000, Borrowers and Guarantors shall not be required to pay such costs, expenses and pier diem charges for more than one (1) such field examination in any twelve (12) month period (and any field examinations conducted at such time as a Default or Event of Default shall exist or have occurred and be continuing or at such time when Excess Availability is less than $40,000,000 shall not be deemed to constitute a field examination for purposes of such limitation);”

13. Fixed Charge Coverage Ratio. Section 9 of the Loan Agreement is hereby amended by adding the following new Section 9.26 at the end thereof:

“9.26 Fixed Charge Coverage Ratio. Borrowers and Guarantors shall not permit, (a) for the period from the Amendment No. 5 Effective Date through and including the date that is the first anniversary of such date, the Fixed Charge Coverage Ratio of Borrowers (on a combined basis) to be less than .85:1.00, (b) for the period from the date that is the first anniversary of the Amendment No. 5 Effective Date through and including the date that is the second anniversary of the Amendment No. 5 Effective Date, the Fixed Charge Coverage Ratio of Borrowers (on a combined basis) to be less than .90:1.00, (c) for the period from the date that is the second anniversary of the Amendment No. 5 Effective Date through and including the date that is the third anniversary of the Amendment No. 5 Effective Date, the Fixed Charge Coverage Ratio of Borrowers (on a combined basis) to be less than .95:1.00 and (d) for the period from the date that is the third anniversary of the Amendment No. 5 Effective Date through and including the date that is the fourth anniversary of the Amendment No. 5 Effective Date and at all times thereafter, the Fixed Charge Coverage Ratio of Borrowers (on a combined basis) to be less than 1.00:1.00; provided, that, Borrowers and Guarantors shall not be required to comply with this covenant at any time during any period so long as the aggregate Excess Availability of Borrowers shall have been not less than $25,000,000.”

14. Remedies. Section 10.2(i) of the Loan Agreement is hereby deleted in its entirety and the following substituted therefor:

“(i) Notwithstanding anything to the contrary contained herein, except as the Required Term B-1 Loan Lenders shall otherwise agree, Agent shall demand payment of the Obligations and commence and pursue such other Enforcement Actions as Agent in good faith deems appropriate within ninety (90) days (except with respect to Events of Default described in Sections 10.1(f) and 10.1(g), Agent shall take such Enforcement Actions as it deems appropriate under the circumstances promptly upon receipt of notice) after the date of the receipt by Agent of written notice executed and delivered by the Required Term B-1 Loan Lenders of a Term B-1 Loan Action Default, and requesting that Agent commence Enforcement Actions, provided, that, (i) such Term B-1 Loan Action Default has not been waived or cured, (ii) in the good faith determination of Agent, taking an Enforcement Action is permitted under the terms of this Agreement and applicable law, (iii) taking an Enforcement Action shall not result in any liability of Agent or Lenders to Borrower or any other person, and (iv) Agent shall be entitled to all of the benefits of Sections 12.2, 12.3 and 12.5 hereof.”

15. Amendments and Waivers. Section 11.3(e) of the Loan Agreement is hereby deleted in its entirety and the following substituted therefor:

“(e) Notwithstanding anything to the contrary contained in Section 11.3(a), no such amendment, waiver, discharge or termination shall provide for any such amendment, waiver, discharge or termination of any of the following to the extent provided below without the consent of Agent and Required Term B-1 Loan Lenders:

(i) the terms of Sections 9.18, 9.19, 9.20 or 9.26 hereof (or any definition with respect to financial terms used in such financial covenant in a manner which has the effect of reducing the amounts which Borrowers are required to maintain pursuant to such financial covenants);

(ii) the definitions of “Adjusted Eurodollar Rate”, “Borrowing Base” (but only to the extent such proposed change in the definition would increase the advance rates above those in effect on the date hereof), “Change of Control”, “Consolidated Adjusted Net Income”, “EBITDA”, “Eligible Accounts”, “Eligible Inventory”, “Eligible Transferee”, “Excess Availability”, “Material Adverse Effect”, “Net Recovery Percentage”, “Priority Event”, “Pro Rata Share”, “Term B-1 Loan”, “Term B-1 Loan Action Default”, or “Term B-1 Loan Interest Rate”;

(iii) the terms of Section 2 of Amendment No. 5;

(iv) any of the following Sections hereof in any material respect: 6.4, 7.7, 9.7, 9.8, 9.9, 9.10, 9.11, 9.12(b), 9.16, 9.21, 10.2, 11.3, 12.8, 12.11, 13.1(a), or 13.7 hereof,

(v) an increase in the Maximum Credit or the Revolving Loan Limit or the outstanding principal amount of the Term B-1 Loans;

(vi) forgiveness, compromise or cancellation of any of the Term B-1 Loans.”

16. Term. Section 13.1(a) of the Loan Agreement is hereby amended by deleting the reference therein to “SEVEN (7) YEARS” from the first sentence thereof and replacing it with “NINE (9) YEARS”.

17. Assignments; Participations.

17.1 As of the Term B-1 Loan Funding Date, Section 13.7(a) of the Loan Agreement is hereby amended by deleting the reference to “a portion equal to at least $5,000,000 in the aggregate for the assigning Lender” contained therein and replacing it with the following: “a portion equal to at least $5,000,000 in the aggregate for the assigning Lender (or in the case of any Term B-1 Loan Lender, a portion equal to at least $1,000,000)”.

17.2 As of the Term B-1 Loan Funding Date, Section 13.7 of the Loan Agreement is hereby amended by adding the following new subsection (i) at the end thereof:

“(i) A Term B-1 Loan may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register or comparable register. Any assignment or sale of all or part of such Term B-1 Loan may be effected only by registration of such assignment or sale on the Register (or comparable register). Prior to the registration of assignment or sale of any Term B-1 Loan, Agent and Borrowers shall treat the Person in whose name such Loan is registered as the owner thereof for the purpose of receiving all payments thereon and for all other purposes, notwithstanding notice to the contrary. In the event that any Term B-1 Loan Lender sells participations in a Term B-1 Loan, such Term B-1 Loan Lender shall maintain a register on which it enters the name of all participants in the Term B-1 Loan (the “Participant Register”). A Term B-1 Loan may be participated in whole or in part only by registration of such participation on the Participant Register. Any participation of such Term B-1 Loan may be effected only by the registration of such participation on the Participant Register.”

18. Amendment Fee. In addition to all other fees and charges payable by any Borrower or Guarantor to Agent and Lenders under the Loan Agreement, Amendment No. 5 or any of the other Financing Agreements, in consideration of the amendments set forth herein, Borrowers shall pay to Agent, for the account of Lenders or Agent, at its option, may charge the loan account of Borrowers maintained by Agent, an amendment fee in the amount of $100,000, which fee is fully earned and payable as of the date hereof and shall constitute part of the Obligations.

19. Representations and Warranties. Each Borrower and Guarantor hereby represents and warrants to Agent and Lenders the following (which shall survive the execution and delivery of this Amendment No. 5), the truth and accuracy of which are a continuing condition of the making of Loans and providing Letter of Credit Accommodations to Borrowers:

19.1 This Amendment No. 5 and each other agreement or instrument to be executed and delivered by the Borrowers and Guarantors pursuant hereto have been duly authorized, executed and delivered by all necessary action on the part of each of the Borrowers and Guarantors which is a party hereto and thereto and, if necessary, their respective stockholders and is in full force and effect as of the date hereof, as the case may be, and the agreements and obligations of each of the Borrowers and Guarantors, as the case may be, contained herein and therein, constitute the legal, valid and binding obligations of each of the Borrowers and Guarantors, respectively, enforceable against them in accordance with their terms, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors’ rights and except to the extent that availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought.

19.2 The execution, delivery and performance of this Amendment No. 5 are all within each Borrower’s and Guarantor’s corporate or limited liability company powers and are not in contravention of law or the terms of any Borrower’s or Guarantor’s certificate or articles of incorporation, by laws, or other organizational documentation, or any indenture, agreement or undertaking to which any Borrower or Guarantor is a party or by which any Borrower or Guarantor or its property are bound.

19.3 No Default or Event of Default exists or has occurred and is continuing.

20. Condition Precedent. The effectiveness of the amendments contained herein shall only be effective upon the following:

20.1 Agent shall have received an executed original or executed original counterparts of this Amendment No. 5, duly authorized, executed and delivered by the parties hereto (including all Lenders required for the consent and amendments provided for herein); and

20.2 Agent shall have received a true and correct copy of any consent, waiver or approval (if any) to or of this Amendment No. 5, which any Borrower is required to obtain from any other Person.

21. Effect of this Amendment. Except as expressly amended pursuant hereto, no other changes or modifications to the Financing Agreements are intended or implied, and, in all other respects, the Financing Agreements are hereby specifically ratified, restated and confirmed by all parties hereto as of the effective date hereof. To the extent that any provision of the Loan Agreement or any of the other Financing Agreements are inconsistent with the provisions of this Amendment No. 5, the provisions of this Amendment No. 5 shall control.

22. Further Assurances. Borrowers and Guarantors shall execute and deliver such additional documents and take such additional action as may be reasonably requested by Agent to effectuate the provisions and purposes of this Amendment No. 5.

23. Governing Law. The validity, interpretation and enforcement of this Amendment No. 5 and the other Financing Agreements (except as otherwise provided therein) and any dispute arising out of the relationship between the parties hereto, whether in contract, tort, equity or otherwise, shall be governed by the internal laws of the State of Illinois but excluding any principles of conflicts of law or other rule of law that would cause the application of the law of any jurisdiction other than the laws of the State of Illinois.

24. Binding Effect. This Amendment No. 5 shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and assigns.

25. Headings. The headings listed herein are for convenience only and do not constitute matters to be construed in interpreting this Amendment No. 5.

26. Counterparts. This Amendment No. 5 may be executed in any number of counterparts, each of which shall be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Amendment No. 5 by telefacsimile shall have the same force and effect as the delivery of an original executed counterpart of this Amendment No. 5. Any party delivering an executed counterpart of this Amendment No. 5 by telefacsimile shall also deliver an original executed counterpart, but the failure to do so shall not affect the validity, enforceability or binding effect of such agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 5 to be duly executed and delivered by their authorized officers as of the day and year first above written.

AGENT	BORROWERS

WACHOVIA CAPITAL FINANCE CORPORATION (CENTRAL), f/k/a Congress Financial Corporation (Central), as Agent	SPARTAN STORES, INC.

By:	By:

Title:	Title:

SPARTAN STORES DISTRIBUTION, LLC

UWG COMPANY (F/K/A UNITED

WHOLESALE GROCERY COMPANY)

MARKET DEVELOPMENT CORPORATION

SPARTAN STORES ASSOCIATES, LLC

FAMILY FARE, LLC

MSFC, LLC

SEAWAY FOOD TOWN, INC.

THE PHARM OF MICHIGAN, INC.

VALLEY FARM DISTRIBUTING CO.

GRUBER’S FOOD TOWN, INC.

GRUBER’S REAL ESTATE LLC

PREVO’S FAMILY MARKETS, INC.

CUSTER PHARMACY, INC.

BUCKEYE REAL ESTATE MANAGEMENT CO.

SPARTAN STORES FUEL, LLC

By:

Title:

GUARANTORS

JFW DISTRIBUTING COMPANY LLJ DISTRIBUTING COMPANY SPARTAN STORES HOLDING, INC. SI INSURANCE AGENCY, INC.

By:

Title:

LENDERS

WACHOVIA CAPITAL FINANCE CORPORATION (CENTRAL), f/k/a Congress Financial Corporation (Central)

By:

Title:

KEY BANK NATIONAL ASSOCIATION

By:

Title:

BANC OF AMERICA LEASING & CAPITAL, LLC (successor by merger to Fleet Capital Corporation)

By:

Title:

NATIONAL CITY BUSINESS CREDIT, INC.

By:

Title:

GENERAL ELECTRIC CAPITAL CORPORATION

By:

Title:

FIFTH THIRD BANK, an Ohio Banking Corporation

By:

Title:

EXHIBIT A

TO

AMENDMENT NO. 5 TO LOAN AND SECURITY AGREEMENT

List of Revolving Loan Commitments of Lenders

1.	WACHOVIA CAPITAL FINANCE CORPORATION (CENTRAL) Commitment: $52,220,000

2.	KEY BANK NATIONAL ASSOCIATION Commitment: $30,000,000

3.	BANC OF AMERICA LEASING & CAPITAL, LLC (successor to Fleet Capital Corporation) Commitment: $31,112,500

4.	NATIONAL CITY BUSINESS CREDIT Commitment: $20,000,000

5.	GENERAL ELECTRIC CAPITAL CORPORATION Commitment: $50,000,000

6.	FIFTH THIRD BANK Commitment: $26,667,500

EXHIBIT B

TO

AMENDMENT NO. 5 TO LOAN AND SECURITY AGREEMENT

List of Term B-1 Loan Commitments of Term B-1 Loan Lenders

1.	WACHOVIA CAPITAL FINANCE CORPORATION (CENTRAL) Term B-1 Loan Commitment: $7,780,000

2	BANC OF AMERICA LEASING & CAPITAL, LLC (successor to Fleet Capital Corporation) Term B-1 Loan Commitment: $3,887,500

3	FIFTH THIRD BANK Term B-1 Loan Commitment: $3,332,500

EXHIBIT C

TO

AMENDMENT NO. 5 TO LOAN AND SECURITY AGREEMENT

List of Commitments of Lenders

1.	WACHOVIA CAPITAL FINANCE CORPORATION (CENTRAL) Commitment: $60,000,000

2.	KEY BANK NATIONAL ASSOCIATION Commitment: $30,000,000

3.	BANC OF AMERICA LEASING & CAPITAL, LLC (successor to Fleet Capital Corporation) Commitment: $35,000,000

4.	NATIONAL CITY BUSINESS CREDIT Commitment: $20,000,000

5.	GENERAL ELECTRIC CAPITAL CORPORATION Commitment: $50,000,000

6.	FIFTH THIRD BANK Commitment: $30,000,000